UNANIMOUS CONSENT IN LIEU OF A SPECIAL
MEETING OF DIRECTORS OF MAX SOUND CORPORATION

Issuance of Stock to Globex

Dated: September 23, 2014

The undersigned, being the directors of MAX SOUND CORPORATION, a corporation of the State of Delaware ("Corporation"), does hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, and does hereby consent to the following action of this Corporation, which actions are hereby deemed effective as of the date hereof:

WHEREAS, pursuant to the TWO YEAR SERVICE AGREEMENT entered into between the Company and Globex Transfer, LLC. (the “Agreement”), the Board of Directors deemed it in the best interests of the Corporation to enter into the agreement and to issue up to 300,000 shares of the Corporation’s common stock.

WHEREAS, in connection with the above determination, the Board of Directors deems it to be in the best interest of the Corporation to adopt the resolutions set forth below:

NOW, THEREFORE, BE IT

RESOLVED, that the Corporation authorizes the issuance of a total of 300,000 shares of common stock to Globex Transfer, LLC. and upon such issuance, such shares shall be validly issued, fully paid and nonassessable. Be it further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, empowered to approve or authorize, as the case may be, such further action and the preparation, execution, and delivery of all such further instruments and documents in the name and on behalf of the Corporation, and to pay all such expenses and taxes, as in their judgment shall be necessary, proper, or advisable in order to carry out the intent and accomplish the purposes of the foregoing resolutions; and be it further

RESOLVED, that as used in the foregoing resolutions, the term “the proper officers” of the Corporation shall mean the Chief Executive Officer, the President, and the Chief Financial Officer of the Corporation, and each of them, and with respect to matters involving only certification, attestation or countersignatures, any Secretary or Assistant Secretary of the Corporation; and that the proper officers of the Corporation be, and each of them acting alone hereby is, authorized and empowered, acting in the name and on behalf of the Corporation, to take such action and to execute and deliver all agreements, documents, and instruments referred to expressly or generally in the preceding resolutions, and any amendments, supplements, or modifications to any of such agreements, documents, and instruments; such actions, agreements, documents, instruments, amendments, supplements, and modifications shall be in such form and substance as the proper officer executing the same may, in his or her sole discretion, deem to be in the best interest of the Corporation in connection with or arising out of the actions contemplated by the foregoing resolutions; and be it further

RESOLVED, that any and all actions heretofore taken by the directors or officers of the Corporation on behalf of the Corporation in furtherance of the actions authorized or contemplated by the foregoing resolutions be, and they hereby are, ratified, approved, and confirmed in all respects, including, without limitation, the execution and delivery of any documents and instruments, including amendments, supplements, or modifications thereto as have been necessary or appropriate in order to effectuate the actions contemplated by the foregoing resolutions; and be it further

RESOLVED, that this written consent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and that facsimile signatures shall be deemed to have the same effect as originals; and be it further

RESOLVED, that this written consent shall be filed with the minutes of meetings of the Board and shall be treated for all purposes as action taken by the Board at a meeting.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned, constituting all of the members of the Board, have executed this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting as of the date first above written.